Exhibit 99.1
Oppenheimer Holdings Inc. Reports First Quarter 2021 Earnings

New York, April 30, 2021 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $38.7 million or $3.07 basic earnings per share for the first quarter of 2021, an increase of approximately 400%, compared with net income of $7.8 million or $0.61 basic earnings per share for the first quarter of 2020. Revenue for the first quarter of 2021 was $373.3 million, an increase of 59%, compared to revenue of $234.8 million for the first quarter of 2020.
Albert G. Lowenthal, Chairman and CEO commented, "The Firm produced its best first quarter in its history following its best year in its history in 2020. Our performance reflected strong contributions across all of our businesses led by our Investment Banking Division. Our operating results were powered by a rapidly improving economy and optimism around the end of the pandemic as the availability of vaccines becomes more widespread. With continued stimulus spending, potential additional "infrastructure" spending, and a very accommodative Federal Reserve, investors moved equity markets to new highs with active engagement by investors of all types.
The outstanding results were driven by very robust equity underwriting activity in the healthcare and technology sectors which included our expanded activity assisting companies going public through special purpose acquisition companies (SPACs). Our M&A advisory business also picked up considerably with large completed transactions in healthcare, technology, and consumer products. Institutional equities sales and trading activity continued to be strong as volatility and activity remained elevated during the period. Our employees in Capital Markets produced exceptional results this quarter.
Equity markets were up 5.8% during the period, contributing to record assets under management at March 31, 2021, which will drive our advisory fee revenue for April 2021. Our Wealth Management business performed extremely well with solid transaction-based revenue as well as record fee-based revenue based on asset values at year end. Wealth Management's results were tempered by continued low short-term interest rates which substantially impacted the contribution from client margin borrowing and from deposits in FDIC-insured bank deposit accounts. The operating results were offset by increased compensation costs of $11.6 million during the quarter driven by increases in the fair value of a share-based compensation plan linked to the Company's stock price which ended the period at $40.05. All in all, we are extremely pleased with the performance of the business and the resilience of our employees as we continue to deal with the ongoing challenges associated with the pandemic. We are optimistic about the business going forward given the continued strength in the equity markets amid the backdrop of an improving U.S. economy."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	1Q-21	1Q-20
Revenue	$373,282	$234,770
Compensation Expense	$255,601	$157,676
Non-compensation Expense	$65,554	$66,871
Pre-Tax Income	$52,127	$10,223
Income Taxes	$13,469	$2,405
Net Income	$38,658	$7,818
Earnings Per Share (Basic)	$3.07	$0.61
Earnings Per Share (Diluted)	$2.91	$0.58
Book Value Per Share	$56.74	$46.16
Tangible Book Value Per Share (1)	$43.34	$32.79
Private Client
Revenue	$164,023	$141,418
Pre-Tax Income	$24,263	$33,369
Assets Under Administration (billions)	$111.4	$79.1
Asset Management
Revenue	$24,230	$19,276
Pre-Tax Income	$7,553	$4,305
Assets Under Management (billions)	$40.2	$28.0
Capital Markets
Revenue	$183,599	$75,542
Pre-Tax Income (Loss)	$49,991	$(143)

(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Record first quarter gross revenue, net income, and earnings per share due to a surge in equity underwriting and M&A advisory fees
•Record revenue and earnings in Capital Markets segment for the first quarter driven by record investment banking results
•Capital Markets pre-tax profit margin was 27.2% driven by the strength in investment banking and sales and trading
•Client assets under administration and under management were both at record levels at March 31, 2021
•Shareholders' Equity reached a record $719.7 million as of March 31, 2021
•Book value and tangible book value per share reached record levels at March 31, 2021

Private Client
Private Client reported revenue for the current quarter of $164.0 million, 16.0% higher compared with a year ago due to higher advisory fees and increases in the cash surrender value of company-owned life insurance policies partially offset by a decrease in bank deposit sweep income from lower interest rates. Pre-tax income of $24.3 million in the current quarter resulted in a pre-tax profit margin of 14.8% pressured by increased compensation costs from share-based compensation, which was tied to the Company's stock price, and lower short-term interest rates. Financial advisor headcount declined to 1,000 at the end of the current quarter compared to 1,029 at the end of the first quarter of 2020, although the productivity of our financial advisors increased reflecting higher individual production levels.
Revenue:
•Retail commissions increased 1.2% from a year ago amidst continued elevated client participation levels
•Advisory fees increased 20.0% due to higher assets under management at December 31, 2020 compared with December 31, 2019
•Bank deposit sweep income decreased $14.8 million or 78.7% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances
•Interest revenue declined 15.7% from a year ago due to lower short-term interest rates partially offset by higher average margin balances
•Other revenue increased primarily due to increases in the cash surrender value of company-owned life insurance policies during the current period compared to decreases in the value of those policies in the prior period
Total Expenses:
•Compensation expenses increased 38.9% from a year ago primarily due to increased production, share-based and deferred compensation costs
•Non-compensation expenses increased 1.8% from a year ago primarily due to an increase in allowance for credit losses partially offset by lower interest costs on client balances associated with the bank deposit sweep program

('000s, except otherwise indicated)
	1Q-21	1Q-20

Revenue	$164,023	$141,418
Commissions	$57,596	$56,931
Advisory Fees	$80,254	$66,882
Bank Deposit Sweep Income	$4,008	$18,826
Interest	$6,476	$7,681
Other	$15,689	$(8,902)

Total Expenses	$139,760	$108,049
Compensation	$111,395	$80,173
Non-compensation	$28,365	$27,876

Assets Under Administration (billions)	$111.4	$79.1
Cash Sweep Balances (billions)	$7.4	$6.4

Asset Management

Asset Management reported revenue for the current quarter of $24.2 million, 25.7% higher compared with a year ago. Pre-tax income was $7.6 million, an increase of 75.4% compared with the prior year.

Revenue:
•Advisory fee revenue increased 25.7% due to higher assets under management at December 31, 2020 compared with December 31, 2019 and positive net asset flows
Assets under Management (AUM):
▪AUM hit a record level of $40.2 billion at March 31, 2021, which is the basis for advisory fee billings for April 2021
▪The increase in AUM was comprised of higher asset values of $11.4 billion on existing client holdings and a net contribution of assets of $0.8 billion
▪The Firm changed its advisory fee billings from quarterly in advance to monthly in advance starting on April 1, 2021
Total Expenses:
•Compensation expenses were up 14.3% from a year ago which was primarily related to increases in incentive compensation
•Non-compensation expenses were up 9.3% when compared to the prior period due to higher payments due to portfolio managers

('000s, except otherwise indicated)
	1Q-21	1Q-20

Revenue	$24,230	$19,276
Advisory Fees	$24,227	$19,270
Other	$3	$6

Total Expenses	$16,677	$14,971
Compensation	$7,259	$6,351
Non-compensation	$9,418	$8,620

AUM (billions)	$40.2	$28.0

Capital Markets

Capital Markets reported revenue for the current quarter of $183.6 million, 143.0% higher when compared with the prior year. Pre-Tax income was $50.0 million compared with a pre-tax loss of $0.1 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 265.2% compared with a year ago driven by large completed M&A transactions in healthcare, technology, and consumer products
•Equity underwriting fees increased 797.0% compared with a year ago due to a significant increase in equity underwriting activity in the healthcare and technology sectors, particularly for companies utilizing the SPAC framework to access the public markets
•Fixed income underwriting fees were up 51.3% compared with a year ago primarily driven by new issuance in public finance during the period
Sales and Trading
•Equities sales and trading revenue increased 40.5% compared with a year ago due to continued elevated volatility driving higher volumes in the equities market
•Fixed Income sales and trading increased 3.0% compared with a year ago driven by higher municipal underwriting fees

Total Expenses:
•Compensation expenses increased 119.5% compared with a year ago primarily due to increased production and incentive compensation tied to increases in revenue as well as costs associated with additional staffing
•Non-compensation expenses were 12.2% lower than a year ago due to decreased interest costs and reduced costs associated with business travel and entertainment and conferences

('000s)
	1Q-21	1Q-20

Revenue	$183,599	$75,542

Investment Banking	$116,836	$22,036
Advisory Fees	$35,922	$9,836
Equities Underwriting	$74,582	$8,315
Fixed Income Underwriting	$5,487	$3,627
Other	$845	$258

Sales and Trading	$66,063	$52,840
Equities	$43,556	$30,990
Fixed Income	$22,507	$21,850

Other	$700	$666

Total Expenses	$133,608	$75,685
Compensation	$111,930	$51,004
Non-compensation	$21,678	$24,681

Other Matters

•Shareholders' equity reached a record high of $719.7 million on March 31, 2021
•The Board of Directors announced a quarterly dividend in the amount of $0.12 per share effective for the first quarter of 2021 payable on May 28, 2021 to holders of Class A non-voting and Class B voting common stock of record on May 14, 2021
•Level 3 assets, comprised of auction rate securities, were $31.5 million as of March 31, 2021
•Compensation expense as a percentage of revenue was higher at 68.5% during the current period versus 67.2% last year due primarily to higher share-based compensation expense associated with the increase in the share price of the Company's stock during the current quarter when compared with that of the prior quarter
•The effective tax rate for the current period was 25.8% compared with 23.5% for the prior period

(In millions, except number of shares and per share amounts)
	1Q-21	1Q-20
Capital
Senior Secured Notes	$123.9	$148.1
Shareholders' Equity	$719.7	$586.7
Regulatory Net Capital (1)	$314.4	$250.9
Regulatory Excess Net Capital (1)	$290.0	$224.1

Common Stock Repurchases
Repurchases	$—	$8.4
Number of Shares	—	409,504
Average Price	$—	$20.60

Period End Shares	12,685,708	12,710,405
Effective Tax Rate	25.8%	23.5%

(1) Attributable to Oppenheimer & Co. Inc. broker-dealer

Coronavirus ("COVID-19") Pandemic

The Company continues to monitor the effects of the pandemic both on a national level as well as regionally and locally and is responding accordingly. In addition, we continue to provide frequent communications to clients, employees, and regulators. We have adopted enhanced cleaning practices and other health protocols in our offices, taken measures to significantly restrict non-essential business travel and have practices in place to mandate that employees who may have been exposed to COVID-19, or show any relevant symptoms, self-quarantine. In early March 2020, the Company executed on its Business Continuity Plan whereby the vast majority of our employees began to work remotely with only "essential" employees reporting to our offices. We accomplished this by significantly expanding the use of technology infrastructure that facilitates remote operations. Our ability to avoid significant business disruptions is reliant on the continued ability to have the vast majority of employees work remotely. To date, there have been no significant disruptions to our business or control processes as a result of this dispersion of employees. Recently, there has been widespread distribution and inoculation of the U.S. population with vaccines that have been proven to be both safe and effective. Should this program continue at its present pace (there is no assurance that this will be the case), it is likely that the negative impact of the pandemic on the economy will abate by the end of the current year, with likely improvements being seen beginning in the second quarter of 2021. We currently anticipate that a large number of our employees will continue to work remotely for the near term and hope to begin a broader re-entry to our offices later in the year.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended March 31,
	2021	2020	% Change
REVENUE
Commissions	$113,471	$103,249	9.9
Advisory fees	104,496	86,164	21.3
Investment banking	124,501	25,728	383.9
Bank deposit sweep income	4,008	18,826	(78.7)
Interest	8,666	10,890	(20.4)
Principal transactions, net	10,865	(868)	*
Other	7,275	(9,219)	*
Total revenue	373,282	234,770	59.0
EXPENSES
Compensation and related expenses	255,601	157,676	62.1
Communications and technology	20,607	19,891	3.6
Occupancy and equipment costs	15,182	16,078	(5.6)
Clearing and exchange fees	6,275	5,659	10.9
Interest	2,647	6,550	(59.6)
Other	20,843	18,693	11.5
Total expenses	321,155	224,547	43.0
Pre-Tax Income	52,127	10,223	409.9
Income taxes	13,469	2,405	460.0
Net income	$38,658	$7,818	394.5

Earnings per share
Basic	$3.07	$0.61	403.3
Diluted	$2.91	$0.58	401.7

Weighted average number of common shares outstanding
Basic	12,579,130	12,895,729	(2.5)
Diluted	13,299,243	13,456,233	(1.2)
* Percentage not meaningful